Exhibit 99.1

For Immediate Release
Eric Loughmiller
Executive Vice President and Chief Financial Officer
(317) 249-4254
eric.loughmiller@karauctionservices.com

KAR Auction Services Announces Executive Appointments

Carmel, IN – November 21, 2013 – KAR Auction Services, Inc. (NYSE: KAR) announced today that on January 6, 2014, Stephane St. Hilaire will be appointed the president and Chief Executive Officer of ADESA, Inc., the company’s wholesale used vehicle auction, and Tom Caruso will be appointed the Chief Client Officer of KAR.

St. Hilaire currently serves as the president and chief operating officer of ADESA Canada. He has worked for ADESA Canada for 15 years in positions of increasing responsibility, including the general manager of ADESA Montreal, one of ADESA’s largest auctions. In his new role, St. Hilaire will oversee the entire operation of ADESA and will report directly to Jim Hallett, chief executive officer of KAR.

“Stephane has been an exceptional leader and a driving force in building ADESA Canada. He has a vision for the increasing use of technology in the wholecar business and has been integral in the implementation of state-of-the-art information technology solutions which were incubated and piloted by ADESA Canada. Stephane is extremely knowledgeable about ADESA’s operations, customers, products and employees, and is ready to assume the role as chief executive officer and president of ADESA,” said Hallett.

In Caruso’s new role as chief client officer, he will continue to strengthen ADESA’s relationships with its customers, but also will further integrate our service offerings to customers across all of our business units. Caruso will continue to report directly to Hallett.

"Tom has been instrumental in helping navigate one of the most difficult periods ever experienced in the auto industry through his leadership and strong customer development skills. This new appointment will allow Tom to directly focus on providing a total end-to-end remarketing solution to our wholesale used vehicle auction, salvage vehicle auction and floorplan financing customers," said Hallett.

About KAR Auction Services

KAR Auction Services, Inc. is the holding company for ADESA, Inc. (“ADESA”), Insurance Auto Auctions, Inc. (“IAA”) and Automotive Finance Corporation (“AFC”). ADESA is a leading provider of wholesale used vehicle auctions with 65 North American locations and its subsidiary OPENLANE provides a leading Internet automotive auction platform. IAA is a leading salvage vehicle auction company with 164 sites across the United States and Canada. AFC is a leading provider of floorplan financing to independent and franchise used vehicle dealers with 105 sites across the United States and Canada. Together, the Company provides a unique, comprehensive, end-to-end solution for its customers’ remarketing needs.

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